Exhibit 10.21

November 30, 2023

Regina Graul, Ph.D.

c/o Rgraul@cyclerion.com

Re: Offer of Employment

Dear Regina:

On behalf of all my colleagues at Cyclerion, I am pleased to provide you with the terms and conditions of your anticipated employment by Cyclerion Therapeutics, Inc., a Massachusetts corporation (the “Company”). This offer and the terms and conditions of the offer are contingent upon, and subject to the approval of, the Board of Directors of the Company (the “Board”).

1.
Position. Your position will be that of President of the Company, reporting to the Board. In addition to performing duties and responsibilities associated with such position, from time to time the Board may assign you other duties and responsibilities. As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company.

2.
Starting Date/Nature of Relationship. If you accept this offer, your employment as President of the Company will start on December 1, 2023 (the “Commencement Date”). No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate the employment relationship at any time and for any reason.

3.
Compensation. As consideration for your services, during the term of your employment with the Company:

a)
Your initial base salary for this exempt position will be paid $31,000 monthly, equal to $372,000 per year.

b)
You will be given a one-time cash payment of $75,000 on January 31, 2024 and a one-time cash payment of $50,000 on the one-year anniversary of the Commencement Date.

c)
On the Commencement Date, you will be granted 50,000 shares of restricted stock of the Company under the Company’s 2019 Equity Incentive Plan, pursuant to the terms and conditions of the Company’s standard form of restricted stock agreement (the “Initial Restricted Stock Grant”). The shares of the Restricted Stock will be subject to vesting based on your continued employment by the Company on each vest date: 10,000 shares of the Initial Restricted Stock Grant shall vest on the Commencement Date, and an additional 833 shares of the Initial Restricted Stock Grant shall vest on the first day of each subsequent month, for forty-seven (47) successive months, and the remaining 849 shares of the Initial Restricted Stock Grant shall vest on December 1, 2027, subject to continued service through each such vesting date.

d)
On January 1, 2024, subject to your continued employment by the Company as of such date, you will be granted an additional 50,000 shares of restricted stock of the Company under the Company’s 2019 Equity Incentive Plan, pursuant to the terms and conditions of the Company’s standard form of restricted stock agreement (the “Second Restricted Stock Grant”). The shares issued under the Second Restricted Stock Grant will be subject to vesting based on your continued employment by the Company on each vest date: 10,000 shares of the Second Restricted Stock Grant shall vest on January 1, 2024, an additional 833 shares of the Second Restricted Stock Grant shall vest on the first day of each subsequent month, for forty-seven (47) successive months, and the remaining 849 shares of the Second Restricted Stock Grant shall vest on January 1, 2028, subject to continued service through each such vesting date.

Exhibit 10.21

4.
Benefits. You will be entitled as an employee of the Company to receive such benefits as are generally provided its employees in accordance with Company policy as in effect from time to time. The Company retains the right to change, add or cease any particular benefit and will provide reasonable notice of such change. Details about the benefit plans will be made available for your review.

5.
Severance. As the Company’s President, you will be eligible for severance benefits in certain circumstances. If your employment is terminated by the Company without Cause, then if, and only if, you execute and deliver to the Company a separation and general release agreement prepared by the Company and in a form acceptable to the Company, which will release any and all claims based on your employment with the Company (the “Release”), and (as applicable) without you having revoked the Release, within 60 days following the date on which your employment terminates (the “Termination Date”) (the date the Release becomes effective, the “Release Date”), and only so long as you have not breached the provisions of this offer letter, you will be entitled to receive:

a)
Three (3) months of your base pay in effect as of the Termination Date (the “Base Salary Severance Payment); and
b)
$50,000 cash bonus (in lieu of payment under Section 3(b) above if your employment is terminated prior to payment of the $50,000 payment referenced in Section 3(b) above) (the “Tax Severance Payment).

Any shares of restricted stock granted under Sections 3(c) and 3(d) which would have ordinarily time vested within the three months following your termination. Any payments due under Sections 5(a) and 5(b) (if any) (collectively the “Severance Payments”) will be paid by the Company to you on the first regularly scheduled payroll date following the Release Date. The Severance Payments are subject to applicable federal, state, and local tax deductions and withholding. If you are or become eligible for any severance or notice payments or benefits pursuant to any federal, state, or local law, any Severance Payment will be offset by such severance or notice payments or benefits. You will not be entitled to any other salary, compensation, or benefits after the termination of your employment with the Company, except as specifically provided herein or under any option agreements with the Company.

For purposes of the receipt of the Severance Payment, “Cause” shall mean a determination by the Board of Directors of the Company that you:

i.
have engaged in gross negligence or willful misconduct in the performance of your duties with respect to the Company or any of its affiliates;
ii.
have materially breached any provision of this offer letter, your Proprietary Invention and Assignment Agreement with the Company, or any individual employment or other similar agreement between you, on the one hand, and the Company or any of its affiliates, on the other hand;
iii.
have committed an act of theft, fraud, embezzlement, misappropriation, or willful breach of a fiduciary duty with respect to the Company or any of its affiliates; or
iv.
have been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude, or any felony (or a crime of similar import in a foreign jurisdiction).

For the avoidance of doubt, you are not entitled to the Severance Payment if your employment with the Company ends due to retirement, voluntary termination or resignation, termination by the Company for Cause, or elimination or discontinuation of your job or position if you are offered a comparable position by the Company or a subsidiary or a successor to some or all of the Company’s or a subsidiary’s business (whether or not you accept such position).

c)
Confidentiality.

i)
Confidentiality Obligations. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the

Exhibit 10.21

Company will become parties to an agreement regarding non-competition, non-solicitation and ownership of intellectual property (as applicable) (the “Restrictive Covenant Agreement”), which will be provided to you for your review and execution prior to the starting date of your employment.

(ii)
Defend Trade Secrets Act. You are hereby notified, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that: (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; (ii) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret except pursuant to court order. Notwithstanding anything to the contrary in this letter agreement, or any prior Company policy or action, you shall be free to (i) communicate directly with and provide information (including documents and the Company’s confidential and proprietary information) to the Securities and Exchange Commission (the “SEC”) regarding possible violations of law or regulation (including a possible securities law violation) and (ii) file a charge or complaint with, or otherwise participate in or fully cooperate with any investigation or proceeding that may be conducted by, the SEC, in each case, without notice to or approval from the Company. The Company shall not retaliate against you, and you shall not be held liable to the Company, for reporting a possible violation to, or raising a concern in good faith with, the SEC. Nothing in this letter agreement, or any prior Company policy or action, shall limit in any way your right to receive any monetary award or bounty from the SEC for information provided to the SEC.

d)
Certifications to the Company. By accepting this offer and as a condition to employment, you represent and warrant to the Company that from and after the Commencement Date, you will not be subject to any noncompetition or other agreement prohibiting you from performing services for the Company to the full extent contemplated by this letter. In addition, should you become legally prohibited from performing services for the Company to the full extent contemplated by this letter, or should the Company reasonably believe that you are legally prohibited from performing services to the full extent contemplated by this letter, the Company shall have the right to rescind your offer and/or immediately terminate your employment.

e)
General.

i)
This letter and the Restrictive Covenant Agreement constitute the entire agreement of the parties with regard to their subject matter, and supersede all previous written or oral agreements, representations, agreements and understandings between the parties on the subject matter, excluding any rights you may have in connection with your service as a non-employee director of the Company prior to the Commencement Date.

(ii) As required by law, this offer is subject to satisfactory proof of right to work in the United States.

(iii) This letter shall be governed by the laws of the Commonwealth of Massachusetts, without application of its principles of conflict laws.

(iv)This letter may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(v) The Company shall immediately enter into its standard officer and director Indemnification Agreement with you as set forth in the Board resolution.

This offer of employment will expire on November 30, 2023, unless accepted by you on or prior to such date. In addition, it is understood and agreed that this letter shall not be effective or binding on either party until the approval noted in the first paragraph hereof has been obtained.

We at Cyclerion are very excited at the prospect of your joining our team, and we look forward to working together with you to build a great entrepreneurial pharmaceutical company.

Exhibit 10.21

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Sincerely,

Cyclerion Therapeutics, Inc.

By: __/s/ Errol DeSouza__________________________

Name: Errol De Souza, Ph.D.

Title: Chairman of the Board

ACCEPTED this 30th day of November, 2023:

/s/ Regina Graul

Regina Graul, Ph.D.

[SIGNATURE PAGE TO OFFER LETTER TO REGINA GRAUL, PH.D.]